                                                                       EXHIBIT 5



                                  June 28, 1999



Cleco Corporation
Cleco Holding Corporation
2030 Donahue Ferry Road
Pineville, Louisiana 71360-5226

Re:  Cleco Corporation Post-Effective Amendment No. 1 to
     Registration Statement on Form S-8, SEC File No. 33-44663

Ladies and Gentlemen:

     We have acted as counsel to Cleco Corporation ("Cleco") and its subsidiary, Cleco Holding Corporation (the "Company"), in connection with the preparation of the above referenced Post-Effective Amendment No. 1 to Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission (the "Commission") with respect to the issuance by the Company of up to 300,000 shares of $100 par value convertible preferred stock and 1,440,000 shares of $2.00 par value common stock issuable upon the conversion of such preferred stock (collectively, the "Company Shares") in connection with the assumption of such Registration Statement by the Company, as a successor issuer, in accordance with Rule 414 promulgated under the Securities Act of 1933, as amended. In so acting, we have examined and relied upon the original, or a photostatic or certified copy, of such records of the Company, certificates of officers of the Company and of public officials, and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below.

     In such examination, we have assumed the genuineness of all signatures appearing on all documents, the legal capacity of all persons signing such documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, the accuracy and completeness of all corporate records made available to us by the Company, and the truth and accuracy of all facts set forth in all certificates provided to or examined by us.

     Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Company Shares have been duly

Cleco Corporation
Cleco Holding Corporation
June 28, 1999
Page 2


authorized, and, when issued in accordance with the terms described in the Post Effective Amendment, will be validly issued, fully paid and nonassessable.

     The foregoing opinions are limited to the laws of the State of Louisiana and the federal laws of the United States of America. We express no opinion as to matters governed by the laws of any other state. Furthermore, no opinion is expressed herein as to the effect of any future acts of the parties or changes in existing law. We undertake no responsibility to advise you of any changes after the date hereof in the law or the facts presently in effect that would alter the scope or substance of the opinions herein expressed.

     This letter expresses our legal opinion as to the foregoing matters based on our professional judgment at this time; it is not, however, to be construed as a guaranty, nor is it a warranty that a court considering such matters would not rule in a manner contrary to the opinion set forth above.

     We consent to the filing of this opinion as an exhibit to the Post-Effective Amendment and to the reference to us in the prospectus under the caption "Legal Matters." In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the General Rules and Regulations of the Commission thereunder.

                                              Very truly yours,



                                              PHELPS DUNBAR, L.L.P.